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                                                                     EXHIBIT 9.3

                    FIRST AMENDMENT TO VOTING TRUST AGREEMENT

      THIS FIRST AMENDMENT TO VOTING TRUST AGREEMENT (this "Amendment") is made and entered into effective as of the 5th day of May, 2004, by and among J. PATRICK HYLAND, SR. and CHARLENE M. HYLAND (the "Shareholders"), who are holders of Common Shares, without par value (the "Common Shares"), of HYLAND SOFTWARE, INC., an Ohio corporation (the "Company"), and CHRISTOPHER J. HYLAND (the "Voting Trustee").

                                    RECITALS

      A. The Shareholders and the Voting Trustee are parties to that certain Voting Trust Agreement (the "Agreement"), made and entered into on December 31, 2001.

      B. The Agreement provides, among other things, for the Shareholders to deposit with the Voting Trustee the certificate or certificates for 178,600 of the Common Shares of the Company held by the Shareholders together with proper assignment or assignments thereof.

      C. The parties desire to modify the Agreement in order to reflect the additional Common Shares that the Shareholders have deposited with the Voting Trustee.

      NOW, THEREFORE, in consideration of foregoing recitals, and of the mutual covenants and promises contained herein, the parties hereby agree as follows:

                                      TERMS

      1. All capitalized terms not otherwise defined in this Amendment have the meanings given to them in the Agreement.

      2. Amendment. Section 1 of the Agreement shall be replaced to read in its entirety as follows:

                  "1.   Deposit of Shares: Shareholders hereby agree that they
            will forthwith and immediately deposit with the Voting Trustee the certificate or certificates for 453,400 of the Common Shares of the Company held by the Shareholders, together with proper assignment or assignments thereof in blank or to the Voting Trustee."

      3. Effect of Amendment. Except as expressly set forth herein, the Agreement remains in full force and effect and shall not be affected by this Amendment.

      4. Conflict. In the event of a conflict between the terms and conditions of this Amendment and the terms and conditions of the Agreement, the terms and conditions of this Amendment shall control.

      5. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

      6. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Ohio without regard to the conflicts of laws principles thereof.

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      IN WITNESS WHEREOF, the Voting Trustee and the Shareholders have executed and delivered this Amendment as of the day and year first above written.


                                        /s/ Christopher J. Hyland
                                        ----------------------------------------
                                        Christopher J. Hyland

                                                    ("Voting Trustee")

                                        /s/ J. Patrick Hyland, Sr.
                                        ----------------------------------------
                                        J. Patrick Hyland, Sr.

                                        /s/ Charlene M. Hyland
                                        ----------------------------------------
                                        Charlene M. Hyland

                                                    ("Shareholders")

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